Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Celsion Corporation

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 and the related prospectus to be filed on November 13, 2017 by Celsion Corporation, of our report dated March 30, 2016 relating to the consolidated financial statements of Celsion Corporation included in Celsion Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Stegman and Company

Baltimore, Maryland

November 13, 2017

Suite 200, 809 Glen Eagles Court Baltimore, Maryland 21286 ● 410-823-8000 ● 1-800-686-3883 ● Fax: 410-296-4815 ● www.stegman.com
Members of